Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 12, 2013, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

Titanium Asset Management Corp.

at
$1.08 Net Per Share
by

TAMCO Acquisition, LLC,
a direct wholly-owned subsidiary of
TAMCO Holdings, LLC

TAMCO Acquisition, LLC, a Delaware limited liability company (“Purchaser”) and a direct wholly-owned subsidiary of TAMCO Holdings, LLC, a Delaware limited liability company (“Parent”), is offering to purchase for cash all outstanding shares of common stock (the “Shares”), par value $0.0001 per share, of Titanium Asset Management Corp., a Delaware corporation (the “Company”), not already owned by Parent or Purchaser at a price of $1.08 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 12, 2013 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Continental Stock Transfer & Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 9, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013, by and among Parent, Purchaser and the Company (as may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which (after, in certain cases, completion of the Offer and, in any event, the satisfaction or waiver of certain conditions) Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Parent, and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or the Company, or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding taxes, payable upon the surrender of the certificate formerly representing such Share. As a result of the Merger, the Company will cease to be a publicly traded company and will become a direct and wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (i) the Minimum Tender Condition (as described below) and (ii) receipt by Parent and Purchaser of the debt financing pursuant to the letter agreement between Park Bank and Parent (the “Financing Commitments”).

The “Minimum Tender Condition” will be satisfied if there is validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time, a number of Shares (i) that represents at least a majority of the Shares, excluding Shares owned by Parent, Purchaser, any direct or indirect equityholder of Parent, or any Parent Director (as defined below) or executive officer of the Company or any of its subsidiaries, outstanding as of immediately prior to the Expiration Time and (ii) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represents at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time plus (y) the number of Shares to be purchased by Purchaser under the Top-Up (such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) and (y), the “Fully Diluted Share Number”).

A special committee comprised solely of independent and disinterested directors (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) has unanimously adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); and (iii) recommending that the Board of Directors adopt resolutions (a) approving the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) recommending that the holders of the Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer and (c) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

The Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than Michael Bee, Robert Brooks, Brian Gevry, Timothy Hyland, Bartlett McCartin and Norman Sidler (the “Parent Directors”), each of whom abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, reasonable and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); (iii) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

The Company has granted to Purchaser an irrevocable right (the “Top-Up”), which Purchaser may exercise immediately following consummation of the Offer, if necessary, to purchase from the Company up to a number of newly issued, fully paid and nonassessable Shares that, when added to the Shares already owned directly or indirectly by Parent and Purchaser following consummation of the Offer, constitutes one Share more than 90% of the Fully Diluted Share Number. If, following the closing of the Offer, Parent and its affiliates own at least one more Share than 90% of the Fully Diluted Share Number, including through exercise of the Top-Up, each of Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger under the General Corporation Law of the State of Delaware without action of the stockholders of the Company.

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the Company, Purchaser and Parent have the right, but not the obligation, to consummate the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, except for the addition of a condition that Parent, as majority stockholder, has executed and delivered a written consent authorizing and adopting the Merger Agreement and the inapplicability of the Minimum Tender Condition. If Purchaser does not consummate the Offer and elects to consummate the Merger, Purchaser will execute a written consent authorizing and approving the Merger in its capacity as majority stockholder. In such an event, the Company shall separately mail an information statement related to that corporate action to all of the holders of Shares.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the London Stock Exchange, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. Pursuant to the Merger Agreement, (i) Purchaser may extend the Offer, without the prior consent of the Company, for any period required by applicable rules and regulations of the SEC or the London Stock Exchange and (ii) so long as the Merger Agreement has not been terminated by its terms, Purchaser is required to extend the Offer for one or more successive periods of not more than ten (10) business days ending no later than December 9, 2013 if any of the conditions to the Offer have not been satisfied or waived at any Expiration Time.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Time of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered to Purchaser in the Offer and not validly withdrawn prior to the Expiration Time of the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after November 11, 2013, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution.

No withdrawal rights will apply to Shares tendered during a subsequent offering period, if any, and no withdrawal rights will apply during a subsequent offering period, if any, with respect to Shares tendered in the Offer and accepted for payment.

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, Morrow & Co., LLC (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The Company has provided to Purchaser its list of stockholders for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list for subsequent transmittal to beneficial owners of Shares.

The receipt by a holder of Shares of cash in exchange for its Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference between (i) the amount of cash received pursuant to the Offer or the Merger and (ii) its adjusted tax basis in the Shares exchanged therefor. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of exchanging Shares in the Offer or the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Call Collect: (203) 658-9400
All Others Call Toll Free: (800) 607-0088
E-mail: tender.info@morrowco.com

September 12, 2013